Exhibit 99.1
                    News Release
Box 110    •     Route 5    •     South Deerfield    •   MA    •    01373-0110
FOR IMMEDIATE RELEASE
Contact:           Bruce H. Besanko
(413) 665-8306
THE YANKEE CANDLE COMPANY, INC. REPORTS
FISCAL 2006 SECOND QUARTER RESULTS
Company Announces Retention of Lehman Brothers to
Assist In Consideration of Strategic Alternatives
South Deerfield, MA — July 26, 2006 — The Yankee Candle Company, Inc. (“Yankee” or the “Company”; NYSE:YCC) today announced financial results for the second quarter ended July 1, 2006. Earnings per common share on a diluted basis decreased 37% to $0.12 from $0.19 for the prior year quarter. Total sales for the second quarter were $116.3 million, a 7% increase over the year ago quarter.
“Second quarter 2006 results were in line with the expectations we previewed in mid-July”, commented Craig Rydin, Chairman and Chief Executive Officer. “While total revenue was in line with our original outlook for the quarter, Wholesale sales fell short of our expectations and eclipsed a strong performance in our Retail segment. While this was a difficult quarter, we recognize our team’s hard work, and appreciate their continued dedication as we enter the important second half selling season.”
Second Quarter Highlights:
Retail sales were $59.1 million, an 18% increase over the fiscal 2005 second quarter. Comparable sales in the 337 retail stores including the South Deerfield flagship store that have been open for more than one year increased 8%. Comparable sales in the 336 retail stores excluding the South Deerfield flagship store increased 10%. Consumer Direct increased 35% over the fiscal 2005 second quarter. Including Consumer Direct, total retail comparable sales increased 10%.
Wholesale sales were $57.2 million in the second quarter, a decrease of 3% over the year ago quarter.
Gross profit increased 2% to $63.1 million for the second quarter versus the prior year quarter. As a percentage of sales, gross profit decreased to 54.3% compared to 57.0% for the prior year quarter, driven primarily by softer sales to the core gift channel and certain national accounts along with tighter inventory management at some national accounts. Gross profit rates were also negatively impacted as a result of increased promotional costs and higher wax, freight and energy-related costs.
Income from operations for the second quarter decreased 28% to $11.5 million, from $16.0 million for the second quarter of 2005.
Six Months Ended July 1, 2006 Highlights:
Retail sales were $120.7 million for the first six months of 2006, a 19% increase over the first six months of fiscal 2005. Comparable sales in the 337 retail stores including the South Deerfield flagship store that have been open for more than one year increased 6%. Comparable sales in the 336 retail stores excluding the South Deerfield flagship store increased 7%. Consumer Direct increased 45% over the first six months of fiscal 2005. Including Consumer Direct, total retail comparable sales increased 9%.
Wholesale sales were $129.5 million for the first six months of fiscal 2006, an increase of 3% over the first six months of fiscal 2005.
Gross profit increased 7% to $135.1 million for the first six months of fiscal 2006 versus the prior year comparable period. As a percentage of sales, gross profit decreased to 54.0% compared to 55.6% for the prior year, driven primarily by softer sales to the core gift channel and certain national accounts along with tighter inventory management at some national accounts. Gross profit rates were also negatively impacted as a result of increased promotional costs and higher wax, freight, and energy-related costs.
Income from operations for the first six months of fiscal 2006 decreased 12% to $30.7 million, from $34.8 million for the first six months of fiscal 2005.
Craig Rydin continued, “Our Retail division benefited from continued strong execution and our emphasis on newness and excitement in store displays and customer communications. Both our Mother’s Day and Summer Clearance events were successful, with higher average ticket and traffic levels enabling us to exceed our comparable sales growth outlook. We expect the very tight inventory constraints that our Wholesale customers applied in the second quarter to loosen in preparation for the fall and holiday selling seasons, and we are experiencing strong early acceptance of our second half products. Additionally, our performance with new customers and new brand launches, particularly in the premium mass channel, was solid in the second quarter and remains promising going into the third. We are on track to implement a price increase for the beginning of September designed to help offset the wax, freight and energy-related costs impacting our business.”
Share Repurchases
During the second quarter, the Company repurchased and retired approximately 1.4 million shares of its Common Stock at a total cost of approximately $42.0 million. Approximately $23.0 million remains outstanding pursuant to its stock repurchase program announced on July 27, 2005.
Separate News Announcement
In a separate news release today, Yankee Candle announced it has entered into a definitive agreement with Candle Acquisition Co., d/b/a/ Illuminations to acquire the Illuminations ® brand, together with certain related assets including 15 Illuminations retail stores and the consumer direct business, for a purchase price of $22 million, subject to adjustment in accordance with the terms of the agreement. Pursuant to the agreement, those Illuminations stores not being acquired by the Company will be phased out by the seller over time. The transaction is currently expected to close by August 1, 2006, subject to the satisfaction of customary closing conditions.
Forecast Highlights:
The Company also provided its sales and EPS guidance for the fiscal 2006 third quarter and full year. As is customary for Yankee Candle Company, this guidance excludes any impact of any future share repurchases.
For the third quarter of 2006, the Company expects approximately 7%-9% total sales growth and earnings per diluted common share of $0.28 to $0.30 versus $0.35 in the third quarter of 2005.
The Company anticipates the 2006 diluted EPS to be in a range of $1.93 per share to $2.03 per share, including the tax benefit of $0.05 per share in the first quarter of 2006. Excluding this tax benefit, the Company projects 2006 diluted EPS of $1.88 to $1.98, which compares to the Company’s previous guidance of $2.01 to $2.07 and to fiscal 2005 diluted EPS of $1.73. This guidance does not include the impact of any future share repurchase activity by the Company. Total sales growth for the full year 2006 is expected to be in a range of approximately 8% to 10% over prior year.
This guidance does not yet include any effect from the pending Illuminations acquisition, though the Company expects this acquisition to be mid-single digit dilutive this year. The Company will provide updated guidance including Illuminations at its Third Quarter conference call at which point the transaction is expected to have closed.
Mr. Rydin concluded, “Yankee Candle is well prepared for the second half selling season with strongly positioned merchandising and marketing plans. We continue to feel positive about our retail performance, and as you know the conversion rate in the fourth quarter is quite strong compared to earlier quarters. Additionally, we should benefit from our September price increase, particularly on top of the increase last November. We remain cautious on gross profit rates in Wholesale due to our belief that softness in the core gift channel may persist in the second half. However, given an improving open to buy environment in advance of the holiday selling season, incremental space in certain national accounts and the strength of our fall/holiday programs, we believe that overall wholesale performance in the second half will improve.”

Considering Strategic Alternatives
The Company also announced today that its Board of Directors has authorized the Company to retain the services of Lehman Brothers to assist the Company in an analysis and consideration of potential strategic alternatives to enhance shareholder value, including a potential sale of the Company. Mr. Rydin stated “We are confident in our business strategy and optimistic about our future financial performance. We and our Board of Directors also believe that we owe it to our shareholders to explore whether there are strategic alternatives available to us that would optimize shareholder value. During this process, it will be business as usual for all facets of the Yankee Candle operations and we remain focused on executing our second half plan.”
The Company cautions that there can be no assurance that the exploration of strategic alternatives will result in a transaction. The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has made a decision regarding a specific transaction.
Earnings Conference Call:
The Company will host a conference call to be broadcast via the Internet at 1:00 p.m. (EST) this afternoon to more fully discuss fiscal 2006 second quarter results and outlook. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.
About Yankee Candle
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 36-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 17,250 store locations, a growing base of Company owned and operated retail stores (385 located in 42 states as of July 1, 2006), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,340 store locations (through its distribution center located in Bristol, England).
This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2006, and the third quarter thereof, management’s current expectations regarding the pending Illuminations acquisition, its plan to operate the acquired business and any impact thereof on the Company’s financial and operating results, the growth initiatives and specific actions discussed above and their impact on the Company’s future operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

							Twenty-Six			Twenty-Six
	Thirteen Weeks			Thirteen Weeks			Weeks			Weeks
	Ended			Ended			Ended			Ended
	July 1, 2006			July 2, 2005			July 1, 2006			July 2, 2005
Sales:
Retail	$59,068	50.81%		$49,889	45.96%		$120,704	48.25%		$101,709	44.65%
Wholesale	57,183	49.19%		58,659	54.04%		129,460	51.75%		126,094	55.35%

Total sales	116,251	100.00%		108,548	100.00%		250,164	100.00%		227,803	100.00%

Cost of sales	53,115	45.69%		46,694	43.02%		115,051	45.99%		101,118	44.39%

Gross profit	63,136	54.31%		61,854	56.98%		135,113	54.01%		126,685	55.61%

Retail	31,234	52.88	% (A)	27,891	55.91	% (A)	63,210	52.37	% (A)	56,231	55.29	% (A)
Wholesale	5,348	9.35	% (B)	4,231	7.21	% (B)	10,638	8.22	% (B)	8,384	6.65	% (B)

Total selling expenses	36,582	31.47%		32,122	29.59%		73,848	29.52%		64,615	28.36%

General & administrative expenses	15,056	12.95%		13,742	12.66%		30,520	12.20%		27,274	11.97%

Income from operations	11,498	9.89%		15,990	14.73%		30,745	12.29%		34,796	15.27%
Interest income	(6)	0.00%		(6)	-0.01%		(13)	-0.01%		(12)	-0.01%
Interest expense	3,740	3.22%		1,526	1.41%		6,529	2.61%		2,462	1.08%
Other (income) expense	(148)	-0.13%		479	0.44%		(294)	-0.12%		697	0.31%

Income before provision for income taxes	7,912	6.81%		13,991	12.89%		24,523	9.80%		31,649	13.89%
Provision for income taxes	3,086	2.65%		5,457	5.03%		7,226	2.89%		12,343	5.42%

Net income	$4,826	4.15%		$8,534	7.86%		$17,297	6.91%		$19,306	8.47%

Basic earnings per share	$0.12			$0.19			$0.42			$0.42

Diluted earnings per share	$0.12			$0.19			$0.42			$0.42

Weighted avg. basic shares outstanding	40,412			45,048			40,714			45,963
Weighted avg. diluted shares outstanding	40,791			45,594			41,066			46,453

Basic EPS before Q1 Tax Adjustment							0.37
Diluted EPS before Q1 Tax Adjustment							0.36

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 1,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,604	$12,655
Accounts receivable, net	32,447	42,546
Inventory	71,504	55,528
Prepaid expenses and other current assets	11,891	9,060
Deferred tax assets	5,462	6,734

Total Current Assets	130,908	126,523
Property, Plant And Equipment, net	134,009	139,089
Marketable Securities	2,274	2,223
Deferred Financing Costs	743	593
Deferred Tax Assets	71,807	73,975
Other Assets	13,368	12,731

Total Assets	$353,109	$355,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$11,488	$21,068
Accrued payroll	10,329	14,319
Accrued income taxes	—	20,828
Other accrued liabilities	14,698	34,326
Short-term debt	10,000	—

Total Current Liabilities	46,515	90,541
Deferred Compensation Obligation	2,364	2,418
Long-Term Debt	241,000	178,000
Deferred Rent	16,186	16,031
Stockholders’ Equity	47,044	68,144

Total Liabilities And Stockholders’ Equity	$353,109	$355,134

The Yankee Candle Company, Inc.
July 26, 2006 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	5	9	385
Wholesale Customer Locations — North America	203	866	17,250
Wholesale Customer Locations — Europe	40	140	2,340
Square Footage — Gross	5,302	11,089	784,521
Square Footage — Selling	4,391	9,116	613,645
Total Company Comp Sales Change %	-10%	-4%
Wholesale Comp Sales Change %	-18%	-10%
Retail Comp Store Sales Change %	8%	6%
Retail Comp Store Count	337	—	337
Retail Comp Store Sales Change %, excl. S.Deerfield	10%	7%
Retail Comp Store & Hub Sales Change %	10%	9%
Sales per Square Foot (1)	—	$577
Store Count	—	337
Average store square footage, gross (2)	—	1,657
Average store square footage, selling (2)	—	1,282

Gross Profit (3)
Retail $	$38,879	$77,637
Retail %	65.8%	64.3%
Wholesale $	$24,257	$57,476
Wholesale %	42.4%	44.4%

Segment Profit (3)
Retail $	$7,645	$14,424
Retail %	12.9%	12.0%
Wholesale $	$18,910	$46,838
Wholesale %	33.1%	36.2%

Depreciation & Amortization (3)	$6,495	$12,980
Inventory per Store	$38,000	—
Inventory Turns	3.2	4.3 (4)
Capital Expenditures (3)	$10,148	$12,427
Shares Outstanding	39,738,361	—
Weighted avg diluted shares in EPS calculation	40,791,000	41,066,000

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Excludes S. Deerfield and Williamsburg, VA Flagship stores.

(3)	Dollars in thousands.

(4)	Rolling four quarters.